Exhibit 5
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 672-8200
November 15, 2005
The Valspar Corporation
1101 South Third Street
Minneapolis, Minnesota 55415
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $150,000,000 aggregate principal amount of The Valspar Corporation’s (the “Company”) 5.100% Notes due 2015 (the “New Notes”) to be issued in exchange for the Company’s outstanding unregistered 5.100% Notes due 2015, issued pursuant to (a) the Indenture dated as of July 15, 2005 (the “Indenture”) by and among the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of July 15, 2005 (the “Registration Rights Agreement”) by and among the Company, Banc of America Securities LLC, and Barclays Capital Inc., we have examined such corporate records, certificates, and other documents, and considered such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     Based on that examination, it is our opinion that:
     1. The Company has been duly incorporated and has all corporate power and authority necessary to issue the New Notes.
     2. The New Notes have been duly and validly authorized and, upon execution at the closing of the exchange offer, will be duly executed by the Company and be a valid and binding obligation of the Company.
     3. The issuance of the New Notes will not conflict with or result in a breach or violation of any of the terms or provisions of the certificate of incorporation or bylaws of the Company.
     In rendering this opinion, we have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible, and we have assumed (i) the due authorization, execution, and delivery of the Indenture by the Trustee, (ii) that the New Notes will conform to the form of global note examined by us, (iii) that the Trustee’s certificates of authentication of the New Notes will be manually signed by one of the Trustee’s authorized officers, and (iv) that the signatures on all documents examined by us are genuine and each copy of a manually signed document provided to us conforms to the manually signed original, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the registration statement.

Very truly yours,

/s/ MASLON EDELMAN BORMAN & BRAND, LLP